                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      TRUMP HOTELS & CASINO RESORTS, INC.
               (Name of Registrant as Specified In Its Charter)

                      TRUMP HOTELS & CASINO RESORTS, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     5)  Total Fee Paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
     3)  Filing Party:

         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                      TRUMP HOTELS & CASINO RESORTS, INC.

                         1000 Boardwalk, Atlantic City
                               New Jersey  08401

                   Notice of Annual Meeting of Stockholders

                         to be held on August 3, 2000

                                                                   June 23, 2000

To the Stockholders:


You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Trump Hotels & Casino Resorts, Inc. (the "Company"), which will be held at Trump Hotel Casino, One Buffington Harbor Drive, Gary, Indiana, on August 3, 2000 beginning at 11:30 A.M., local time. On the back of this document you will find specific information pertaining to the meeting including directions to the site, accommodations, as well as the meeting Admission Ticket. Please review this information carefully.

The enclosed Notice and Proxy Statement contain details concerning the business to come before the Annual Meeting. You will note that the Board of Directors of the Company recommends a vote "for" each of the proposals listed in the Notice and Proxy Statement. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to ensure that your shares will be represented and voted at the meeting, even if you cannot attend.

Thank you for your continued support of the Company.

                              By Order of the Board of Directors,

                              /s/ Donald J. Trump

                              Donald J. Trump
                              Chairman of the Board and
                              Acting President and Chief Executive Officer

                      TRUMP HOTELS & CASINO RESORTS, INC.

                                1000 Boardwalk
                       Atlantic City, New Jersey  08401

                                  ___________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                August 3, 2000

                                 _____________


To the Stockholders of

TRUMP HOTELS & CASINO RESORTS, INC.:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the "Company"), will be held at the Trump Hotel Casino, One Buffington Harbor Drive, Gary, Indiana on Thursday, August 3, 2000, commencing at 11:30 A.M., local time, for the following purposes:

     1. To elect four (4) Directors to the Company's Board of Directors (the "Board of Directors");

     2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

     3. To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on June 6, 2000, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                              By Order of the Board of Directors,

                              /s/ Robert M. Pickus

                              Robert M. Pickus
                              Secretary

June 23, 2000

     Your vote is important. Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting. In the event you attend the Annual Meeting and vote in person, the proxy will not be used.

                      TRUMP HOTELS & CASINO RESORTS, INC.

                                1000 Boardwalk
                       Atlantic City, New Jersey  08401

                             ____________________
                                PROXY STATEMENT
                             ____________________

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Trump Hotels & Casino Resorts, Inc., a Delaware corporation ("THCR" or the "Company"), to be voted at the Annual Meeting of Stockholders (the "Stockholders") of the Company to be held on Thursday, August 3, 2000, at 11:30 A.M., local time, at the Trump Hotel Casino, One Buffington Harbor Drive, Gary, Indiana, and at any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, this Proxy Statement and the accompanying proxy card are first being sent or given to Stockholders on or about June 23, 2000.

     Properly executed proxies received prior to the Annual Meeting, unless revoked, will be voted in accordance with the specified instructions. Regarding the election of Directors, Stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to all other proposals to be voted upon, Stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card. If no instructions are given with respect to the matters to be acted upon, the persons named in the proxy solicited by the Company's Board of Directors (the "Board of Directors") intend to vote FOR the election of the Directors listed below and FOR ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto by the person or persons holding such proxy as in their judgment is in the best interests of the Company and the Stockholders. The Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting.

     Stockholders may vote by either completing and returning the enclosed proxy card prior to the Annual Meeting, voting in person at the Annual Meeting or submitting a signed proxy card at the Annual Meeting. Stockholders who execute proxies may revoke them at any time before they are voted at the Annual Meeting by written notice to the Secretary of the Company, by submitting a new proxy or by personal ballot at the Annual Meeting.

     The Board of Directors has fixed the close of business on June 6, 2000 as the Record Date (the "Record Date") for determining Stockholders entitled to notice of and to vote at the Annual Meeting.

     As of the Record Date, the Company had 22,079,256 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on each proposal to be acted upon at the Annual Meeting and the 1,000 shares of Class B Common Stock, all of which are beneficially owned by Donald J. Trump, are entitled to an aggregate of 13,918,723 votes on each proposal to be acted upon at the Annual Meeting. The voting power of the shares of Class B Common Stock equals the voting power of the number of shares of Common Stock issuable upon the conversion of the limited partnership interests in Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("THCR Holdings"), held by Mr. Trump, Trump Casinos, Inc., a New Jersey corporation wholly owned by Mr. Trump ("TCI"), and Trump Casinos II, Inc., a Delaware corporation wholly owned by Mr. Trump ("TCI-II"). The Class B Common Stock provides the holders thereof with a voting interest in the Company which is proportionate to such holder's equity interest in THCR Holdings' assets represented by limited partnership interests.

     The presence in person or by proxy of the holders of the shares representing a majority of the outstanding voting power of the Common Stock and the Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required for election of Directors and the affirmative vote of a majority of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required for ratification of the appointment of Arthur Andersen LLP as auditors for the Company. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Broker "non-votes" will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting. With respect to the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company, abstentions will have the effect of a negative vote.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Four Directors are to be elected to hold office until the next annual meeting of Stockholders of the Company and until their successors have been duly elected and qualified. If the proxy is executed in such a manner as not to withhold authority for the election of any or all of the nominees for Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following four nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for Directors, such instructions will be followed by the persons named in the proxy. All of the nominees are currently members of the four member Board of Directors. Mr. Trump has been a member of the Board of Directors since the Company's inception in March 1995, and Messrs. Askins, Thomas and Ryan have been members of the Board of Directors since June 12, 1995. This year, the Board of Directors will consist of four members.

     Should any one or more of these nominees become unable to serve for any reason or will not serve, neither of which is anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy card will vote for the election of such substitute nominee or nominees.

     The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of the nominees for election as Directors of the Company are set forth below.

     Donald J. Trump, 54 years old, has been Chairman of the Board of Directors of the Company and Trump Hotels & Casino Resorts Funding, Inc., a Delaware corporation ("THCR Funding"), since their formation in March 1995, and has assumed the role of Acting President and Chief Executive Officer in June 2000. Mr. Trump was a 50% shareholder, Chairman of the Board of Directors, President and Treasurer of TP/GP Corp., a New Jersey corporation ("TP/GP"), the managing general partner of Trump Plaza Associates, a New Jersey general partnership ("Plaza Associates"), until June 1993. Mr. Trump was Chairman of the Executive Committee and President of Plaza Associates from May 1986 to May 1992 and was a general partner of Plaza Associates until June 1993. Mr. Trump has been a director of Trump Atlantic City Holding Inc., a Delaware corporation formerly known as Trump Plaza Holding, Inc. ("Trump AC Holding"), since February 1993 and was President of Trump AC Holding from February 1993 until December 1997. Mr. Trump was a partner in Trump AC from February 1993 until June 1995. Mr. Trump has been Chairman of the Board of Directors of Trump Atlantic City Funding, Inc., a Delaware corporation ("Trump AC Funding") since its formation in January 1996 and Chairman of the Board of Directors of Trump Atlantic City Funding II, Inc. ("Funding II") and Trump Atlantic City Funding III, Inc. ("Funding III") since their formation in November 1997. Trump has been Chairman of the Board of Directors of THCR Holding Corp., a Delaware corporation formerly known as Taj Mahal Holding Corp., and THCR/LP Corporation, a New Jersey corporation formerly known as TM/GP Corporation ("THCR/LP"), since October 1991; President and Treasurer of THCR Holding Corp. since March 4, 1991; Chairman of the Board of Directors, President, and Treasurer of TCI since June 1988; Chairman of the Executive Committee of Trump Taj Mahal Associates ("Taj Associates") from June 1988 to October 1991; and President and sole Director of Trump Taj Mahal Realty Corp., a New Jersey corporation ("Realty Corp."), since May 1986. Mr. Trump has been the sole Director of Trump Atlantic City Corporation ("TACC") since March 1991. Mr. Trump was President and Treasurer of TACC from March 1991 until December 1997. Trump has been the sole Director of Trump Indiana, Inc., a Delaware corporation ("Trump Indiana"), since its formation. Mr. Trump has been Chairman of the Board of Partner Representatives of Trump's Castle Associates, L.P., a New Jersey limited partnership ("Castle Associates"), the partnership that owns Trump Marina Hotel Casino ("Trump Marina"), since May 1992; and was Chairman of the Executive Committee of Castle Associates from June 1985 to May 1992. Mr. Trump is the Chairman of the Board of Directors of Trump's Castle Funding, Inc., a New Jersey corporation ("Castle Funding"), and served as President and Treasurer of Castle Funding until April 1998. Trump is the Chairman of the Board of Directors and Treasurer of Trump's Castle Hotel & Casino, Inc. ("TCHI"); and President, Treasurer, sole Director and sole shareholder of TCI-II. Mr. Trump has been a Director of THCR Enterprises, Inc., a Delaware corporation ("THCR Enterprises"), since its formation in January 1997. Mr. Trump is also the President of The Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years
 .

     Wallace B. Askins, 70 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been a Director of Trump AC Holding since April 11, 1994, and was a partner representative of the Board of Partner Representatives of Castle Associates from May 1992 to June 1995. Mr. Askins has been a Director of Trump AC Funding since April 1996 and a Director of Funding II and Funding III since December 1997. Mr. Askins served as a Director of TCI-II from May 1992 to December 1993. From June 1984 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and a Director of Armco Inc. Mr. Askins also serves as a Director of EnviroSource, Inc.

     Don M. Thomas, 69 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been a Director of Trump AC Funding since April 1996 and a Director of Funding II and Funding III since December 1997. Mr. Thomas has been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York since January 1985. Mr. Thomas was the Acting Chairman, and a Commissioner, of the CRDA from 1985 through 1987, and a Commissioner of the New Jersey Casino Control Commission (the "CCC") from 1980 through 1984 during a portion of which time Mr. Thomas served as acting Chairman of the CCC. Mr. Thomas was a Director of Trump Plaza GP until June 1993 and has been a Director of AC Holding Inc. since June 1993. Mr. Thomas is an attorney licensed to practice law in the State of New York.

     Peter M. Ryan, 62 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Mr. Ryan has been a director of the Children's Hospital FTD since October 1995.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

     The following persons serve as executive officers of the Company: Mr. Trump, Chairman of the Board and Acting President and Chief Executive Officer; Mr. Mark A. Brown, Chief Operating Officer; Mr. Robert M. Pickus, Executive Vice President, General Counsel and Secretary; Mr. John P. Burke, Executive Vice President and Corporate Treasurer; Mr. Francis X. McCarthy, Jr., Executive Vice President of Corporate Finance and Chief Financial Officer; and Mr. Joseph A. Fusco, Executive Vice President of Government and Regulatory Affairs. The officers of the Company serve at the pleasure of the Board of Directors. The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of Messrs. Brown, Pickus, Burke, McCarthy and Fusco are set forth below.

     Mark A. Brown--Mr. Brown, 39 years old, was appointed Chief Operating Officer of the Company effective June 13, 2000, at which time he was also appointed President and Chief Executive Officer of each of Plaza Associates, Castle Associates, Trump Casino Services, L.L.C. ("TCS") and Taj Associates, where he had been President and Chief Operating Officer since January 2000. Mr. Brown was President and Chief Operating Officer of Castle Associates from November 1997 until his transfer to Taj Associates and Executive Vice President of Operations of Castle Associates from July 1995 until November 1997 and was Vice President of TCHI until his transfer to Taj Associates. Previously, Mr. Brown served as Senior Vice President of Eastern Operations for Caesar's World Marketing Corporation, National and International Divisions from 1993 until 1995. Prior to that, Mr. Brown served as Vice President of Casino Operations at the Taj Mahal from 1989 until 1993. From 1979 until 1989, Mr. Brown worked for Resorts International Hotel Casino departing as Casino Shift Manager.

     Robert M. Pickus--Mr. Pickus, 45 years old, has been Executive Vice President, General Counsel and Secretary of the Company since its formation in 1995. He has also been the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995. From December 1993 to February 1995, Mr. Pickus was the Senior Vice President and General Counsel of Plaza Associates. Mr. Pickus served as the Assistant Secretary of Trump AC Holding from April 1994 until February 1998. Since February 1998, Mr. Pickus has served as the Secretary of Trump AC Holding. Mr. Pickus has been Secretary and a director of Trump AC Funding since its formation in January 1996 and Secretary and a director of Funding II and Funding III since their formation in November 1997. Mr. Pickus has been the Executive Vice President and Secretary of Trump Indiana since its inception. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995, and a Director of THCR Holding Corp. and THCR/LP since November 1995. He was the Senior

Vice President and Secretary of Castle Funding from June 1988 to December 1993 and General Counsel of Castle Associates from June 1985 to December 1993. Mr. Pickus has served as the Secretary of Castle Funding since April 1998. Mr. Pickus served as the Assistant Secretary of TACC until February 1998. Since February 1998, Mr. Pickus has served as the Secretary of TACC. Mr. Pickus was also Secretary of TCHI from October 1991 until December 1993. Mr. Pickus is a director of TCHI, and has served as the Assistant Secretary of TCHI from February 1998 until April 1998. Since April 1998, Mr. Pickus has served as the Secretary of TCHI. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Castle Associates since February 1995, Secretary of Castle Associates since February 1996 and a member of the Board of Partner Representatives of Castle Associates since October 1995. Mr. Pickus is currently the Secretary of THCR Holding Corp., has been the Vice President, Secretary and Director of THCR Enterprises since January 1997 and has been Executive Vice President of TCS since its inception and its President from November 1998 through June 2000. He has been admitted to practice law in the States of New York and New Jersey since 1980, and in the Commonwealth of Pennsylvania since 1981.

     Francis X. McCarthy, Jr.--Mr. McCarthy, 48 years old, has served as Executive Vice President of Corporate Finance and Chief Financial Officer of the Company, THCR Holdings and THCR Funding since September 1998. Mr. McCarthy has been the Chief Financial Officer of Trump AC, Trump AC Funding, Funding II and Funding III since September 1998. Mr. McCarthy has been the Executive Vice President of Finance of TCS since October 1996. Mr. McCarthy was Vice President of Finance and Accounting of Trump Plaza GP from October 1992 until June 1993, Senior Vice President of Finance and Administration of Plaza Associates from August 1990 to June 1994 and Executive Vice President of Finance and Administration of Plaza Associates from June 1994 to October 1996. Mr. McCarthy previously served in a variety of financial positions for Greate Bay Hotel and Casino, Inc. from June 1980 through August 1990.

     John P. Burke--Mr. Burke, 52 years old, has served as Executive Vice President and Corporate Treasurer of the Company since January 1999 and served as the Senior Vice President of Corporate Finance of the Company from January 1996 until June 1997. Mr. Burke served as the Senior Vice President of the Company, THCR Holdings and THCR Funding from June 1997 to January 1999. Mr. Burke has served as Executive Vice President of THCR Holdings and THCR Funding since January 1999. Mr. Burke has been the Corporate Treasurer of the Company, THCR Holdings and THCR Funding since their formation in 1995. He has also been Corporate Treasurer of Plaza Associates and Taj Associates since October 1991. Mr. Burke has been the Treasurer of Trump Indiana since its formation. Mr. Burke has been Treasurer of Trump AC Funding since its formation in January 1996 and Treasurer of Funding II and Funding III since their formation in November 1997. Mr. Burke has been Treasurer of TACC since February 1998. Mr. Burke was a Director of THCR/LP and THCR Holding Corp. from October 1991 to April 1996 and was Vice President of THCR/LP until June 1995. Mr. Burke has served as the Assistant Treasurer of THCR Holding Corp. and THCR/LP since February 1998. Mr. Burke has been the Corporate Treasurer of Castle Associates since October 1991, the Vice President of Castle Associates, Castle Funding, TCI-II and TCHI since December 1993, Assistant Treasurer of TCHI since April 1998, Treasurer of Castle Funding since April 1998, a member of the Board of Partner Representatives of Castle Associates since March 1997 and the Vice President-Finance of The Trump Organization since September 1990. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America from April 1989 through September 1990. Mr. Burke has been the Vice President and Treasurer of THCR Enterprises since January 1997.

     Joseph A. Fusco--Mr. Fusco, 56 years old, has been Executive Vice President for Government Relations & Regulatory Affairs of the Company since June 1996 and of TCS since July 1996. From August 1985 to June 1996, he practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters, most recently from January 1994 to June 1996 as a partner in the law firm of Sterns & Weinroth. Mr. Fusco previously served as Atlantic County Prosecutor, a Gubernatorial appointment, from April 1981 to July 1985 and as Special Counsel for Licensing for the CCC from the inception of that agency in September 1977 to March 1981. Mr. Fusco has been admitted to practice law in the State of New Jersey since 1969.

Security Ownership

     The following table sets forth, as of June 16, 2000, certain information regarding the beneficial ownership of the Common Stock by (i) each of the Company's executive officers, (ii) each director of the Company, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock and (iv) all officers and directors of the Company as a group. In the case of persons other than officers and directors of the Company, such information is based solely on a review of Schedules 13G filed with the Commission.

                                                                                       Beneficial Ownership
Name                                                                                   Number           Percent
----                                                                                   ------           -------
Donald J. Trump.............................................................          15,334,306(1)      41.2%
Mark A. Brown...............................................................               8,333(2)         *
John P. Burke...............................................................              22,442(3)         *
Francis X. McCarthy, Jr.....................................................              10,121(4)         *
Robert M. Pickus............................................................              22,000(5)         *
Joseph A. Fusco.............................................................              13,333(6)         *
Wallace B. Askins...........................................................               4,667(7)         *
Don M. Thomas...............................................................               4,167(7)         *
Peter M. Ryan...............................................................              11,667(7)         *
Conseco, Inc................................................................           2,010,000(8)       8.9%
Dimensional Fund Advisors Inc...............................................           1,698,500(9)       7.5%
Mario J. Gabelli............................................................           1,407,500(10)      6.2%
Bay Harbour Management, L.C.................................................           1,392,600(11)      6.1%
All officers and directors of the Company (9 persons).......................          15,431,036          41.5%

     The above persons have sole voting and investment power, unless otherwise indicated below.

----------------------
* Less than 1%.
(1) 725 Fifth Avenue, New York, New York 10022. These shares include 10,300,456, 1,407,017, and 2,211,250 shares of Common Stock into which Mr. Trump's, TCI's and TCI-II's limited partnership interests in THCR Holdings are convertible, subject to certain adjustments. TCI and TCI-II are corporations wholly owned by Mr. Trump. These shares also include (a) 482,250 shares of THCR Common Stock, of which 150 are held as custodian for his children, and (b) 600,000 shares of Common Stock underlying currently exercisable warrants to purchase Common Stock held by Mr. Trump which may be purchased on or before April 17, 2001 at $40.00 per share. Mr. Trump beneficially owns an approximately 37% limited partnership interest in THCR Holdings, of which approximately 4% is held directly by TCI and 6% by TCI-
     II. Mr. Trump is also the beneficial owner of all of the outstanding shares of Class B Common Stock (1,000 shares) of which he holds 850 shares directly and holds 50 shares through TCI and 100 shares through TCI-II. The figure stated above includes options exercisable for 333,333 shares of Common Stock at $4.625 per share.

(2) Includes options exercisable for 5,333 shares of Common Stock at $4.625 per share.

(3) Mr. Burke shares voting and dispositive power of 200 of these shares with his wife. These shares also include 200 shares beneficially owned solely by his wife, of which shares Mr. Burke disclaims beneficial ownership. Mr. Burke also owns options for 20,000 shares which are exercisable at $4.625 per share and 1,742 shares of Common Stock in his 401K Plan.

(4) Includes options exercisable for 6,667 shares of Common Stock at $4.625 per share and 3,454 shares in his 401K Plan.

(5) Includes options exercisable for 20,000 shares of Common Stock at $4.625 per share.

(6) Includes options exercisable for 13,333 shares of Common Stock at $4.625 per share.

(7) Includes options exercisable for 1,667 shares of Common Stock at $4.625 per share.

(8) 11825 North Pennsylvania Street, Carmel, Indiana 46032. These shares are beneficially owned by Bankers Life and Casualty Company, an insurance company, of which Conseco, Inc. is the parent holding company.

(9) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 1,698,500 shares of Common Stock as of May 16, 2000, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(10) One Corporate Center, Rye, New York 10580-1434. Mario J. Gabelli claims beneficial ownership of these shares through various entities which he directly or indirectly controls or for which he acts as chief investment officer.

(11) 777 South Harbour Island Boulevard, Suite 270, Tampa, Florida 33602. Bay Harbour Management, L.C. ("Bay Harbour") is an investment advisor and claims beneficial ownership of these shares which it holds for the account of investment funds and managed accounts.

     THCR Holdings. THCR Holdings is a limited partnership of which the Company is a 59.87743% general partner, Mr. Trump is a 27.06458% limited partner, THCR/LP is a 3.55096% limited partner, TCI is a 3.69695% limited partner and TCI II is a 5.81009% limited partner.

     THCR Funding.  THCR Holdings owns 100% of the common stock of THCR Funding.

                            EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid to or accrued by all the executive officers of the Company, for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual.

                                      Annual Compensation                     Long Term Compensation Awards
                                      -------------------                     -----------------------------
                                                                         Restricted       Securities
 Name and Principal                                                        Stock          Underlying            All Other
      Position                Year      Salary           Bonus           Awards($)        Options(#)          Compensation
      --------                ----      ------           -----           ---------        ----------          --------------

Donald J. Trump............    1999     $1,000,000             --                --                --           $2,648,000(1)
Chairman of the Board          1998      1,000,000             --                --           500,000              222,474(1)
                               1997      1,000,000             --                --                --              212,960(1)
Nicholas L. Ribis(5).......    1999     $1,996,500       $480,000(2)             --                --           $    4,800(4)
Chief Executive Officer        1998      1,996,500             --                --           183,333                4,800(4)
                               1997      1,996,500             --          $758,326(3)             --                4,000(4)
Mark A. Brown..............    1999     $  487,762       $109,410(6)             --                --           $    4,286(4)
Chief Operating Officer        1998        436,323         75,000                --             8,000                4,286(4)
                               1997        352,383         75,000                --                --                2,375(4)

Robert M. Pickus...........    1999     $  324,653        $50,000                --                --           $    4,800(4)
Executive Vice President,      1998        299,428             --                --            30,000                4,298(4)
 General Counsel and           1997        299,160         25,000                --                --                4,000(4)
 Secretary

Joseph A. Fusco............    1999     $  324,510        $36,470                --                --           $    4,800(4)
Executive Vice President       1998        296,343             --                --            20,000                4,800(4)
 of Government and             1997        295,660         25,000                --                --                4,000(4)
 Regulatory Affairs

Francis X. McCarthy, Jr....    1999     $  320,073             --                --                --           $    4,800(4)
Executive Vice President       1998        303,593             --                --            10,000                4,621(4)
 of Corporate Finance and      1997        307,382             --                --                --                3,958(4)
 Chief Financial Officer


----------------------
(1) The amount listed in 1999 includes $2,258,000 recorded pursuant to the Castle Services Agreement (as defined) in addition to reimbursement of expenses pursuant to the Executive Agreement between Mr. Trump, the Company and THCR Holdings.
(2) During January 1999 Mr. Ribis received a net bonus of $250,000 which resulted in a before tax bonus of $480,000.
(3) On June 12, 1997, 66,666 shares of Common Stock were issued in accordance with Mr. Ribis' employment agreement.
(4) Represents vested and unvested contributions made by Plaza Associates, Taj Associates, Castle Associates and/or TCS to Trump Plaza Hotel and Casino Retirement Savings Plan, Trump Taj Mahal Retirement Savings Plan, Trump's Castle Hotel and Casino Retirement Savings Plan and Trump Casino Services Retirement Savings Plan, respectively. Funds accumulated for an employee under these plans consisting of a certain percentage of the employee's compensation plus the employer matching contributions equaling 50% of the participant's contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.
(5) Mr. Ribis' employment terminated as of June 12, 2000 upon the expiration of his employment agreement.
(6) In January 1999, Mr. Brown received a net bonus of $75,000 which resulted in a before tax bonus of $109,410.

     The following table sets forth the number of shares covered by options held by the Executive Group, Messrs. Trump, Ribis, Brown, Pickus, McCarthy and Fusco, and the value of the options as of December 31, 1999. No member of the Executive Group exercised any options during the last fiscal year.

                            FY-End Option Value(1)

                                                    Number of Securities Underlying   Value of Unexercised In-the-Money
                                                    Unexercised Options at FY-End(#)       Options at FY-End($)(1)
                                                    --------------------------------      -------------------------
Name                                                   Unexercisable/Exercisable          Unexercisable/Exercisable
----                                                   -------------------------          -------------------------
Donald J. Trump...................................       166,667        333,333        (See Footnote below)
Nicholas L. Ribis(2)..............................        61,111        122,222
Mark A. Brown.....................................         2,667          5,333
Robert M. Pickus..................................        10,000         20,000
Francis X. McCarthy, Jr...........................         3,333          6,667
Joseph A. Fusco...................................         6,667         13,333

----------------------

(1) Based on a closing sale price of $3.75 per share of Common Stock on December 31, 1999, all of the options were out of the money at fiscal year end.

(2) Mr. Ribis' employment terminated as of June 12, 2000 upon the expiration of his employment agreement. All options granted to Mr. Ribis expire on September 10, 2000.

Employment Agreements

     Donald J. Trump. Mr. Trump serves as the Chairman of the Board of Directors pursuant to the Executive Agreement dated as of June 12, 1995, among Mr. Trump and THCR Holdings (the "Executive Agreement"). In consideration for Mr. Trump's services under the Executive Agreement, Trump receives a salary of $1 million per year. Pursuant to the terms of the Executive Agreement, Mr. Trump provides to the Company, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of the Company. The Executive Agreement continues in effect for a three-year rolling term until either Mr. Trump or the Company provides notice to the other of its election not to continue extending the term, in which case the term of the Trump Executive Agreement will end three years from the date such notice is given.

     Mark A. Brown. On January 4, 2000, Mark A. Brown's Employment Agreement with Castle Associates, dated as of March 6, 1998, was amended and assigned to Taj Associates (the "Brown Agreement"). The Brown Agreement, the term of which expires on January 2, 2003, if not extended, provides for annual compensation of $600,000, $650,000, and $700,000 during 2000, 2001, and 2002, respectively.
Employment may be terminated for "cause" which was defined as (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability, death or (iv) breach of his duty to Taj Associates. Upon termination for cause, Mr. Brown will receive only compensation earned to the date of termination. Mr. Brown may terminate the Brown Agreement at any time following a change of control and will receive a lump sum payment of the full amount of the unpaid compensation through January 2, 2003. The Brown Agreement defines "change of control" as (i) the acquisition of the Trump companies or over thirty-five percent (35%) of the Company's common stock or equivalent limited partnership interest by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump companies. Pursuant to the Brown Agreement, Mr. Brown has agreed not to obtain employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Brown Agreement .

     Robert M. Pickus. On April 17, 2000, the Company, THCR Holdings, and Trump Atlantic City Associates (collectively, the "Trump Companies") entered into an employment agreement with Robert M. Pickus (the "Pickus Agreement") pursuant to which he serves as Executive Vice President and General Counsel of the Company. The Pickus Agreement, the term of which expires on April 16, 2003, if not extended, provides for annual compensation of $336,000. Employment may be terminated for "cause", which is defined in the Pickus Agreement as (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to the Trump Companies. Upon termination for cause, Mr. Pickus will receive only compensation earned to the date of termination. Mr. Pickus may terminate his agreement at any time following a Change of Control and receive a lump sum payment of the full amount of the unpaid compensation through April 16, 2003. The Pickus Agreement defines "Change of Control" as (i) the acquisition of the Trump Companies or over thirty-five (35%) percent of the Company's common stock or equivalent limited partnership interest by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. Pursuant to the Pickus Agreement, Mr. Pickus has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Pickus Agreement.

     Joseph A. Fusco. On April 17, 2000, Trump entered into an employment agreement with Joseph A. Fusco (the "Fusco Agreement") pursuant to which he serves as Executive Vice President of Government Relations and Regulatory Affairs. The Fusco Agreement, the term of which expires on April 16, 2003, if not extended, provides for annual compensation of $325,500. Employment may be terminated for "cause" which is defined as (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to the Trump Companies. Upon termination for cause, Mr. Fusco will receive only compensation earned to the date of termination. Mr. Fusco may terminate his agreement at any time following a Change of Control and receive a lump sum payment of the full amount of the unpaid compensation through April 16, 2003. The Fusco Agreement defines "Change of Control" as (i) the acquisition of the Trump Companies or over thirty-five (35%) percent of the Company's common stock or equivalent limited partnership interest by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. Pursuant to the Fusco Agreement, Mr. Fusco has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Fusco Agreement.

     John P. Burke. On April 17, 2000, Trump entered into an employment agreement with John P. Burke (the "Burke Agreement") pursuant to which he serves as Executive Vice President and Corporate Treasurer. The Burke Agreement, the term of which expires on December 31, 2001, if not extended, provides for annual compensation of $210,000. Employment may be terminated for "cause" which is defined as (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to the Trump Companies. Upon termination for cause, Mr. Burke will receive only compensation earned to the date of termination. Mr. Burke may terminate his agreement at any time following a Change of Control and receive a lump sum payment of the full amount of the unpaid compensation through December 31, 2001. The Burke Agreement defines "Change of Control" as (i) the acquisition of the Trump Companies or over thirty-five (35%) percent of the Company's common stock or equivalent limited partnership interest by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. Pursuant to the Burke Agreement, Mr. Burke has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Burke Agreement.

     Francis X. McCarthy. On April 17, 2000, Trump entered into an employment agreement with Francis X. McCarthy (the "McCarthy Agreement") pursuant to which he serves as Executive Vice President of Corporate Finance. The McCarthy Agreement, the term of which expires on April 16, 2003, if not extended, provides for annual compensation of $330,750. Employment may be terminated for "cause" which is defined as (i) revocation of his casino key employee license,
(ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to the Trump Companies. Upon termination for cause, Mr. McCarthy will receive only compensation earned to the date of termination. Mr. McCarthy may terminate his agreement at any time following a change of control and receive a lump sum payment of the full amount of the unpaid compensation through April 16, 2003. The McCarthy Agreement defines "Change of Control" as (i) the acquisition of the Trump Companies or over thirty-five (35%) percent of the Company's common stock or equivalent limited partnership interest by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. Pursuant to the McCarthy Agreement, Mr. McCarthy has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the McCarthy Agreement .

Board of Directors and Committees of the Board of Directors

     Mr. Trump, an officer of the Company, received no remuneration for serving on the Board of Directors. Each of the other Directors received an annual fee of $50,000 and a meeting fee of $2,000 for each of the Board of Directors or Committee meetings attended.

     The Board of Directors met nine (9) times during 1999. During 1999, each of the Directors during such period attended at least eighty-eight percent (88%) of all meetings of the Board of Directors and of each committee of which such Director was a member.

     The Company has, as standing committees, an Executive Committee, an Audit Committee, a Special Committee, a Stock Incentive Plan Committee and a Compensation Committee. The Company does not have a Nominating Committee.

     The current member of the Executive Committee is Mr. Trump. The Executive Committee, during intervals between meetings of the Board of Directors, has and exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to any restrictions or limitations as the Board of Directors may from time to time specify or as limited by the Delaware General Corporation Law. The Executive Committee met at various times during 1999.

     The current members of the Audit Committee are Messrs. Askins, Ryan and Thomas, each of whom is an independent director of the Company. The Audit Committee provides assistance to the Board of Directors with respect to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and oversees audits and investigations of the business and financial affairs of the Company, including, without limitation, any audits or investigations which may be required by any governmental regulatory authority. The Audit Committee met four (4) times during 1999.

     The current members of the Special Committee are Messrs. Askins, Ryan and Thomas. The Special Committee is composed entirely of independent Directors and reviews matters relating to transactions with affiliates of the Company, and other matters as required pursuant to the Third Amended and Restated Agreement of Limited Partnership of THCR Holdings, as amended, the indenture under which the 15 1/2% Senior Secured Notes due 2005 of THCR Holdings and THCR Funding were issued (the "Senior Note Indenture"), the indenture under which the 11 1/4% First Mortgage Notes due 2006 of Trump AC and Trump AC Funding were issued (the "Trump AC Mortgage Note Indenture"), the indenture under which the 11 1/4% First Mortgage Notes due 2006 of Trump AC and Funding II were issued (the "Funding II Mortgage Note Indenture") and the indenture under which the 11 1/4% First Mortgage Notes due 2006 of Trump AC and Funding III were issued (the "Funding III Mortgage Note Indenture"). The Special Committee met two (2) times during 1999.

     The current members of the Stock Incentive Plan Committee are Messrs. Trump, Askins, Ryan and Thomas. The Stock Incentive Plan Committee is the committee responsible for administering the 1995 Plan and has the authority to grant awards to individuals pursuant to the 1995 Plan, to determine the number of awards to be so granted, the term of such awards, any vesting requirements and any other administrative determinations required in connection therewith. The Stock Incentive Plan Committee did not meet during 1999.

     The current members of the Compensation Committee are Messrs. Trump, Askins and Thomas. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company's officers, key executives and Directors are compensated in accordance with the Company's total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives. The Compensation Committee did not meet during 1999.

Compensation Committee and Stock Incentive Plan Committee Report on Executive Compensation

     The Stock Incentive Plan Committee was formed on June 12, 1995 and the Compensation Committee was formed in August 1995. Set forth below is a description of the policies and practices that the Compensation Committee implements with respect to compensation determinations .

     Compensation Philosophy. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and Stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

     The Company's executive compensation program consists of two key elements:
(1) an annual compensation component composed of base salary and bonus, and (2) a long-term compensation component composed of equity-based awards pursuant to the 1995 Plan.

     Annual Compensation. The Compensation Committee will generally target annual salary and bonus levels to be competitive with other similarly sized entities in the casino entertainment industry. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and t he individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

     Bonuses are based on the Compensation Committee's assessment of the Company's performance and an individual's contribution to that performance. Corporate performance is measured by various quantitative and qualitative factors. The primary quantitative factors that will be reviewed by the Compensation Committee include such performance measures as net income and return on average common stockholders' equity, both as absolute measures and relative to previous years. Significant qualitative factors that will be evaluated by the Compensation Committee include the Company's performance in relation to industry performance, progress toward achievement of the Company's long-term business goals, the quality of the Company's earnings and the overall business and economic environment. The Compensation Committee believes that, in accordance with its exercise of sound business judgment, the determination of annual salary and bonus levels is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered.

     All of the Company's executive officers are currently under employment contracts. The annual salary for these individuals is set by the terms of their employment contracts and any increases in annual salary are determined in the discretion of the Compensation Committee.

     Chairman of the Board Compensation. Mr. Trump is compensated pursuant to the terms of the Executive Agreement. Mr. Trump did not receive a salary increase or bonus in 1999.

     Long-Term Compensation. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards will be granted by the Stock Incentive Plan Committee pursuant to the 1995 Plan. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Incentive Plan Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

     Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Stock Incentive Plan is designed to allow for the grant of equity-based awards that are performance-based and therefore exempt from the application of Section 162(m). While the Compensation Committee considers the deductibility of senior management compensation in making its decisions, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and the Stockholders, which may be based on considerations in addition to Section 162(m).

COMPENSATION COMMITTEE                           STOCK INCENTIVE PLAN COMMITTEE
Donald J. Trump                                  Donald J. Trump
Wallace B. Askins                                Wallace B. Askins
Don M. Thomas                                    Peter M. Ryan
                                                 Don M. Thomas

Comparative Stock Price Performance Graph

     The graph below compares the yearly percentage change in the total cumulative return of the Common Stock from June 7, 1995 (the date trading of the Common Stock commenced) and ending on December 31, 1999 and March 31, 2000, to the Standard & Poor's 500 Index and the Dow Jones Entertainment & Leisure-Casinos Index. The graph assumes that dividends were reinvested and is based on an investment of $100 on June 7, 1995 in each of the Common Stock, the stocks comprising the Standard & Poor's 500 Index and the stocks comprising the Dow Jones Entertainment & Leisure-Casinos Index.

[insert graph here]


                                                                           Cumulative Total Return
                                                   ----------------------------------------------------------------------
                                                         6/7/95       12/95       12/96       12/97     12/98       12/99
TRUMP HOTELS & CASINO RESORTS, INC.                         100         154          86          48        27          24
S&P 500                                                     100         117         144         192       247         298
DOW JONES CASINOS                                           100          94         102          91        62          94

Compensation Committee Interlocks and Insider Participation

     In general, the compensation of executive officers of the Company is determined by the Compensation Committee of the Board of Directors, which consists of Messrs. Trump, Askins and Thomas. No other officer or employee of the Company, participated in the deliberations of the Board of Directors concerning executive compensation.

     The Company had entered into a ten-year lease with Trump-Equitable Company, dated as of July 1, 1995, for the lease of office space in The Trump Tower in New York City, which the Company may use for its general executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, the Company will pay as additional rent, among other things, a portion of the property taxes due each year. The Company exercised the option to terminate this lease and paid $32,312.50. In March 2000, the lease was terminated and the Company moved into the office space previously occupied by Taj Associates.

     On April 27, 2000, prior to maturity, Mr. Trump repaid the outstanding loans of $24,516,233, including interest, which were advanced to Mr. Trump in 1998 by THCR Holdings and an affiliate.

     During 1996 through 1998, THCR Holdings advanced certain tax loans totaling $812,740 to Mr. Ribis pursuant to Section 7 of the June 12, 1995 Employment Agreement entered into between THCR Holdings and Mr. Ribis (the "Ribis Agreement"). On June 7, 2000 Mr. Ribis agreed to satisfy and pay in full such loans, totaling $962,475 in principal and accrued interest, by surrendering to THCR Holdings by June 12, 2000, 69,229 shares of Common Stock of the Company pursuant to Section 7(vii) of the Ribis Agreement. In 1996, THCR Holdings also advanced a loan to Mr. Ribis in the amount of $1,458,469. On June 7, 2000, Mr. Ribis satisfied such loan with the exchange of a new Promissory Note (the "Note") in the amount of $1,856,276.85, an amount equal to the principal and accrued interest on the original note. The Note pays interest quarterly at the prime rate and matures on June 30, 2003, unless accelerated upon the occurrence of certain defined events. Mr. Ribis also agreed to either pay in full or secure the Note by July 7, 2000 with unencumbered security having a loan to value of at least 60% in a form and amount satisfactory to the Company's Board of Directors.

     Beginning in late 1997, the Company's Atlantic City properties began to utilize certain facilities owned by Trump to entertain high-end customers. Management believes that the ability to utilize these facilities has enhanced the Company's revenues. In 1997, 1998 and 1999, the Company incurred approximately $54,000, $1,100,000 and $2,209,000, respectively, for customer costs associated with such utilization. In exchange for having Trump's plane available to customers of the Atlantic City properties, the Company has incurred pilot costs of approximately $265,000, $246,000 and $298,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Certain Related Party Transactions--Taj Associates. Taj Associates had entered into a lease with Trump-Equitable Company for the lease of office space in Trump Tower in New York City, which Taj Associates used as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,285. In March 2000, the Company moved to this office space from its previous location in Trump Tower.

     Certain Related Party Transactions--Castle Associates. On December 28, 1993, Castle Associates entered into a Services Agreement with TCI-II (the "Castle Services Agreement"). In general, the Castle Services Agreement obligates TCI-II to provide to Castle Associates, from time-to-time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other services (the "Castle Services") with respect to the business and operations of Castle Associates, in exchange for certain fees to be paid only in those years in which EBITDA (EBITDA represents income from operations before depreciation, amortization, restructuring costs and the non-cash write-down of CRDA investments) exceeds prescribed amounts.

     In consideration for the Castle Services to be rendered by TCI-II, Castle Associates will pay an annual fee (which is identical to the fee which was payable under the previously existing management agreement) to TCI-II in the amount of $1.5 million for each year in which EBITDA exceeds the following amounts for the years indicated: 1993--$40.5 million; 1994--$45.0 million; 1995 and thereafter--$50.0 million. If EBITDA in any fiscal year does not exceed the applicable amount, no annual fee is due. In addition, if the annual fee is attained, TCI-II will be entitled to an incentive fee, beginning with the fiscal year ending December 31, 1994, in an amount equal to 10% of EBITDA in excess of $45.0 million for such fiscal year. Castle Associates will also be required to advance to TCI-II $125,000 a month which will be applied toward the annual fee, provided, however, that no advances will be made during any year if and for so long as the Managing Partner (defined in the Castle Services Agreement as Trump) determines, in his good faith reasonable judgment, that Castle Associates' budget and year-to-date performance indicate that the minimum EBITDA levels (as specified above) for such year will not be met. If for any year during which annual fee advances have been made it is determined that the annual fee was not earned, TCI-II will be obligated to promptly repay any amounts previously advanced. For purposes of calculating EBITDA under the Castle Services Agreement, any incentive fees paid in respect of 1994 or thereafter shall not be deducted in determining net income. Pursuant to this agreement, Mr. Trump earned approximately $2.3 million based on Castle Associates' EBITDA for the year ended December 31, 1999. During the years ended 1997 and 1998, there were no fees payable by Castle Associates under the Castle Services Agreement. As Castle Associates did not meet the required level of EBITDA in 1996, the monthly advances to TCI-II related to the Castle Services Agreement were suspended and on October 6, 1996, Castle Associates recorded a receivable in the amount of $1.25 million which represented the amounts advanced to TCI-II during the year. This amount was offset against the fees earned for the year ended December 31, 1999. The Castle Services Agreement expires on December 31, 2005.

     Mr. Trump has granted the Company and certain of its subsidiaries a license to use certain trade and service marks in connection with their operations.

     Other Relationships. The Commission requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and
(ii) a director of the registrant serves as an executive officer. Messrs. Pickus and Burke, executive officers of the Company, have served on the boards of directors of other related entities in which members of the Company's Board of Directors (namely, Mr. Trump) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the Company's Board of Directors in the last fiscal year.

     In 1999, Mr. Trump's compensation pursuant to the Castle Services Agreement was $2,258,000.

     John Barry, Mr. Trump's late brother-in-law, was a partner of Tompkins, McGuire, Wachenfeld & Barry, a New Jersey law firm which provides, from time to time, legal services to THCR and its subsidiaries. In 1999, Tompkins, McGuire, Wachenfeld & Barry received approximately $857,000 in fees.

Certain Relationships

     Affiliate party transactions are governed by the provisions of the Senior
Note Indenture, the TAC I Note Indenture, the TAC II Note Indenture and the TAC III Note Indenture, which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of the Company for certain affiliated transactions. Affiliated transactions with respect to Castle Associates are governed by the indentures under which the debt securities of Castle Associates and Castle Funding were issued.

     Mr. Trump and certain affiliates have engaged in certain related party transactions with respect to the Company and its subsidiaries. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation-- Certain Related Party Transactions--The Company," "Taj Associates," "Castle Associates" and "Other Relationships."

     Indemnification Agreements. In addition to the indemnification provisions in the Company's and its subsidiaries' employment agreements (see "Executive Compensation--Employment Agreements"), certain former and current directors of Plaza Funding entered into separate indemnification agreements in May 1992 and June 1993 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an indemnification trust agreement in November 1992 with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would (i) not terminate, amend or modify certain agreements in a manner which may adversely affect the rights or interests of such directors unless an additional sum of $600,000 was first deposited with the Indemnification Trustee, and (ii) maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; provided, however, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in a trust fund equal to $500,000 for the benefit of such directors; provided further that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such directors are covered by directors' and officers' insurance maintained by Plaza Associates. In June 1993, an additional sum of $600,000 was deposited with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP.

     In connection with the Taj Acquisition, Trump AC has agreed to provide to the former officers and Directors of THCR Holding Corp. and THCR/LP (the "Taj Indemnified Parties"), including Messrs. Ribis, Pickus and Burke, indemnification as provided in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws until April 17, 2002. In addition, the Company agreed, and agreed to cause THCR Holding Corp. and THCR/LP to agree, that until April 17, 2002, unless otherwise required by law, the Certificate of Incorporation and By-Laws of THCR Holding Corp. and THCR/LP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the former directors, officers and employees of THCR Holding Corp. and THCR/LP or the ability of THCR Holding Corp. or THCR/LP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Trump AC has also agreed to purchase and maintain in effect, until April 17, 2002, directors' and officers' liability insurance policies covering the Taj Indemnified Parties on terms no less favorable than the terms of the then current insurance policies' coverage or, if such directors' and officers' liability insurance is unavailable for an amount no greater than 150% of the premium paid by THCR Holding Corp. (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996, to April 17, 1996, Trump AC has agreed to obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of such amount.

     The Company, Plaza Associates, Taj Associates, Castle Associates and Trump Indiana (collectively, the "Indemnitors") have entered into separate Indemnity Agreements with each of Messrs. Trump, Ribis, Thomas, Ryan, and Askins, the directors of the Company as of March 30, 2000 (the "Indemnification Agreements") whereby the Indemnitors have agreed to indemnify and advance expenses on behalf of each of the directors as described below to the fullest extent permitted by applicable law. The Indemnification Agreements serve as a supplement to any indemnification rights contained in (i) the certificate or by-laws of the Company, and (ii) the provisions of the partnership agreement or certificate and by-laws of each of Plaza Associates, Taj Associates, Castle Associates and Trump Indiana and (iii) the certificate and by-laws or partnership agreement of any other enterprise. The Indemnification Agreements provide for indemnification in the case of (i) third-party proceedings, (ii) proceedings by or in the right of the Company, (iii) indemnification where the third party is either wholly or partly successful and (iv) certain other additional cases. However, in all cases certain conditions must be met before the Indemnitors are responsible for indemnification.

                                 PROPOSAL TWO

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has, upon the recommendation of the Audit Committee and subject to ratification by the Stockholders, appointed Arthur Andersen LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2000 and to perform such other services as may be required of Arthur Andersen LLP. Although stockholder ratification of the Board of Directors' selection is not required, the Board of Directors considers it desirable for the Stockholders to pass upon the selection of the independent auditors. If the Stockholders disapprove of the selection of Arthur Andersen LLP as independent auditors, the Board of Directors will consider the selection of other independent certified public accountants. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2000.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, Directors and greater than 10% Stockholders are required by the Commission's rules and regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners of Common Stock were complied with during the fiscal year ended December 31, 1999.

                 STOCKHOLDER PROPOSALS -- 2000 ANNUAL MEETING

     Any proposals of Stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of Stockholders must be in writing and received by the Secretary of the Company at the Company's office at 1000 Boardwalk, Atlantic City, New Jersey 08401 no later than February 28, 2001. In the event that the next annual meeting of Stockholders is called for a date that is not within 30 days before or after August 3, 2001, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

     Any stockholder interested in making a proposal is referred to Article II,
Section 11 of the Company's Amended and Restated By-Laws.

                                 OTHER MATTERS

     Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to take such action as is in the best interests of the Company and the Stockholders.

     The entire cost of soliciting proxies from the Stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by Directors, officers or regular employees of the Company, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Company has retained MacKenzie

Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,500 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $7,500. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Company will provide to any stockholder of record and beneficial owners as of the Record Date, without charge upon written request to its Secretary at 1000 Boardwalk, Atlantic City, New Jersey 08401, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     The principal executive offices of the Company are located at 1000 Boardwalk, Atlantic City, New Jersey 08401 and the Company's telephone number is
(609) 441-6060.

                                    By order of the Board of Directors,

                                    /s/ Robert M. Pickus
                                    Robert M. Pickus
                                    Secretary

1.  DIRECTIONS TO TRUMP HOTEL CASINO-BUFFINGTON HARBOR, GARY, INDIANA
    -----------------------------------------------------------------
    1-800-218-7867
    --------------


From O'Hare Airport
-------------------

Leaving O'Hare take I-90 South. On the right will be an exit to 294 South-Indiana. Take this tollway into Indiana, approximately a 55 minute drive. Continue on I-294 which turns into I-80/94 East. Continue east across the State Line for approximately 10 minutes to Cline Ave. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Exit the ramp to the stop light and turn left. Make a right turn at the next light. Continue to next stop light, and turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From Midway Airport
-------------------

Take Cicero South to 294 South Indiana, approximately a 20 minute drive. I-294 becomes I-80/94 heading east into Indiana. From Cicero Ave., it is approximately 40 minutes. Continue east across the State Line for approximately 10 minutes to Cline Ave. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Proceed down the ramp to the stop light and turn left, then make a right turn at the next light. Continue to the next stop light, and turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From Chicago
------------

Take I-90 South to Cline Ave. East (Exit 6). Follow signs to Buffington Harbor. From the Skyway, take 90 East. Right after .50 cent toll, take next exit -Cline Ave., Exit 6. Follow signs to Buffington Harbor. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From North of Chicago
---------------------

Take I-94 South to I-80/94 East to Cline Ave. North. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Proceed down the ramp to the stop light and turn left, then make a right turn at the next light. At next stop light, turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From the Chicago Suburbs
------------------------

Take I-294 South to I-80/94 East to Cline Ave. North. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Proceed down the ramp to the stop light and turn left, then make a right turn at the next light. At next stop light, turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

2.     UPON ARRIVAL AT TRUMP HOTEL CASINO - BUFFINGTON HARBOR
       ------------------------------------------------------

Upon arrival at the Trump Hotel Casino, please follow signs to valet parking at the casino pavilion. Please mention to the valet attendant that you are attending the stockholders meeting. Upon entry to the pavilion, Trump Personnel will further direct you to the Trump yacht and the meeting.

3.     OVERNIGHT ACCOMMODATIONS FOR OUT-OF-TOWN STOCKHOLDERS
       -----------------------------------------------------

Special arrangements have been made for out-of-town stockholders who wish to stay overnight at the Trump Hotel. Please dial 1-800-218-7867 and let our staff know that you are a stockholder and the specifics of your arrival and departure. They will be happy to assist you.

4.     ENTRY TO THE MEETING
       --------------------

The stockholders meeting will begin at 11:30 A.M. (local time) aboard the Trump yacht located at Buffington harbor. Boarding of the Trump Yacht will take place from 11:00 A.M. - 11:30 A.M. local time. Please plan to arrive at Buffington Harbor prior to 11:00 A.M. to board the yacht in a timely manner. Trump personnel will be available to assist you.

NOTE: Please clip and bring the stockholder admission ticket to the stockholder meeting. No admission will be allowed without this ticket.



         Trump Hotels & Casino Resorts, Inc. Stockholder meeting
                   Admission Ticket

               TIME:           11:30 A.M. (local time)
               DATE:           August 3, 2000
               LOCATION:       Trump Hotel Casino
                               One Buffington Harbor Drive
                               Gary, Indiana
                               1-800-218-7867
               Stockholder
               Name:
                               ------------------------------------------------
                               [   ] with Spouse           [   ] without Spouse
               Stockholder
               Address:        ------------------------------------------------

                               ------------------------------------------------
                               [PLEASE PRINT]
                               ------------------------------------------------

                      TRUMP HOTELS & CASINO RESORTS, INC.
                                1000 Boardwalk
                       Atlantic City, New Jersey  08401
                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held at the Trump Hotel Casino, One Buffington Harbor Drive, Gary Indiana,
                 at 11:30 A.M., local time, on August 3, 2000

  The undersigned hereby appoints Robert M. Pickus and Francis X. McCarthy, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof (the "Annual Meeting"), on the matters set forth on the reverse side of this Proxy Card, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

  All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR approval of Proposals 1 and 2. All ABSTAIN votes will be counted in determining the existence of a quorum at the Annual Meeting, but will have the same effect as a vote AGAINST Proposal 2.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS &
                             CASINO RESORTS, INC.

  Receipt of the Notice of Meeting and the Proxy Statement, dated June 23, 2000, is hereby acknowledged.

                 PLEASE SIGN AND DATE ON THE REVERSE SIDE AND
          MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS &
                             CASINO RESORTS, INC.
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please mark boxes in blue or black ink.

1.  Election of Directors     FOR all nominees listed below    WITHHOLD for all
    nominees listed below

Nominees:  Donald J. Trump, Wallace B. Askins, Don M. Thomas and Peter M. Ryan

INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike that nominee's name from the list above.

                          (Continued on reverse side)

                         (Continued from reverse side)

2. Proposal to ratify the appointment of Arthur Andersen LLP as the independent public auditors of the Company for the fiscal year ending December
    31, 2000.    FOR     AGAINST   ABSTAIN

3. In the discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting.

Dated: _______________________, 2000


YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE
AND MAIL THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

                                      -2-